EXHIBIT 10.2

                          4300 LICENSE AGREEMENT

This License Agreement (the Agreement) is made and entered into as of January 18, 2000, by and between Quintek Technologies, Inc. (Quintek/Licensor), a California corporation having its principal place of business at 537 Constitution Ave., Suite B, Camarillo, California, 93012 USA, and Qtek Aperture Card AB (Qtek/Licensee), a Swedish Company, having its principal place of business at Kyrkogardsgatan 38, 69 133 Karlskoga, Sweden.

                                 Recitals

WHEREAS Quintek owns intellectual property rights and is willing to license certain intellectual property rights to Qtek in exchange for shares in Qtek;

WHEREAS Qtek wants to receive said license from Quintek and is willing to issue new shares to Quintek;

NOW THEREFORE for and in consideration of the mutual covenants and agreement herein contained, the parties hereto agree as follows:

                                 Agreement

Definition of terms
-------------------

General

4300 refers to the 4300 Aperture Card Imaging System. The 4300 is used to retrieve digital image files from a user network and convert the files, and associated index data, into aperture card media.

The 4300 system is comprised of the 4303 Universal Interface and the 4305 Aperture Card Plotter.

The 4303 is based on the IBM compatible PC Computer and uses standard hardware modules, and standard and custom software applications to interface the operator and user system to the 4305.

The 4305 receives formatted image data from the 4303 and records the information, in raster format, directly onto dry silver film premounted on aperture cards. The film is developed using a heat process and cards are indexed using an internal print or print/punch module.

4300 Patents

4300 patents refers to the existing patents issued on the 4305 plotter and;

     1) any patent amendments, extensions, continuations-in-part, and continuations or divisional applications thereof in the United States or foreign countries,

     2) any patents which may issue in the future on any such 4300 related applications,

     3) any and all confidential or proprietary information and trade secrets first reduced to practice or first conceived by Quintek relating exclusively to the 4300 and not to any other part of Quintek s business,

     4) any and all applicable sections of laboratory notebooks, documents, inventions, drawings, specification, prototypes, samples, and other tangible manifestations of proprietary rights and technical information related exclusively to the 4300 and not to any other part of Quintek s business,

     5) any and all improvements to the foregoing.

4300 Know-How

4300 Know-How refers to the expertise gained, by Quintek, with respect to the 4300 system, and

     1) any and all tangible and/or written processes, formulae, product application data, manufacturing information, procurement information, business plans, business development materials, customer and prospective customer lists, prospective sponsor lists, and

     2) business agreements relating strictly and exclusively to the 4300 and not to any other part of Quintek s business.

Inventory

4300 inventory refers to the piece-part and completed goods inventory used in construction of the 4303 Universal Interface and 4305 Aperture Card Plotter.

4300 Technology

4300 Technology is in all-inclusive term to reference the patents, know-how, inventory, and any other information related to the 4303 Universal Interface, 4305 Aperture Card Plotter, future enhancements, and improvements to these products.

4300 Technology Development

4300 Technology Development refers to all efforts performed and materials purchased to productize, improve and add new features to the 4300 productline or services.

Territory

Territory means the geographical area covered by Sweden, Finland, Norway and Denmark.

Licensing Rights
----------------

In accordance with the terms herein and with effect from 11/21/97, Quintek grants Qtek:

     A) an exclusive license to market, distribute and sell the 4303 within the Territory.

     B) an exclusive license to manufacture, market, distribute, and sell the 4305 within the Territory. Qtek may manufacture the 4305 at its own facilities or at others facility, as mutually agreed by the parties.

     C) an exclusive world-wide license to manufacture 4305, but Quintek shall have the right to manufacture 4305 units, spare parts, and develop hardware and software enhancements in the USA for special cases (e.g. customers with Build In America requirements, special test systems, demo units, custom configuration, if Qtek can not deliver on time, etc).

The licenses under A) - C) includes the right to use the knowledge described as the 4300 Patents, the 4300 Know-How, the 4300 Technology and the 4300 Technology Development within the Territory in accordance with the terms and conditions herein. The licenses also includes the manufacture, marketing, distribution and sale of relevant spare parts within the limits of each license.

Quintek represents and warrants that it has the right and power to grant the license granted herein.

No Royalty, License Fee or other Charge
---------------------------------------

The Licensing rights granted above shall not carry any royalty, license fee or other charge up to and including June 30th, 2004, since they are contributed in kind to the equity of Licensee together with the below said Purchase commitment giving Licensor 49 % of the equity.

If Licensee wishes to continue to use the Licensed Rights after June 30th, 2004 and these rights represent a value on the relevant market, the parties shall negotiate in good faith an applicable and reasonable license fee.

Purchase Commitment etc.
------------------------

As part of the contribution in kind Quintek undertakes and warrants to; (i) purchase at least 30 units of the 4305 manufactured by Qtek, using existing or mutually agreed terms for price, delivery, and product acceptance, and on top of the ordinary manufacturer's price pay an extra manufacturing fee of USD $2,000 per unit before the end of June 30th 2004. Quintek shall use its best endeavors to fulfill this purchase commitment as soon as possible (any relevant tax or charge levied on the sums payable by Quintek shall be for the account of Quintek). In addition, Quintek shall use its best efforts to help secure; 1) customers for Qtek's conversion service operation and archive facility, and 2) subcontracts for Qtek's technical services. Sales commissions shall be negotiated, in advance, on a case by case basis.

Contribution in Kind
--------------------

For the licensing rights granted herein and the purchase commitment herein Quintek shall receive 490,000 voting shares of stock, currently representing a 49 % equity position in Qtek. Quintek recognizes that this percentage may decrease over time as new stock is authorized and issued to support future fund raising programs, employee stock incentive plans, stock-swaps, non-cash transactions, acquisitions, mergers, etc.

Continuation of Agreement
-------------------------

This Agreement shall enter into force on the date first written on the first page and shall continue to remain in effect until June 30th, 2004 unless terminated in accordance with the provisions stated herein.

Termination
-----------

Either party shall have the right to terminate this Agreement:

     a) Upon 30 days written notice if the other party, its officers or employees violate any essential provision of this Agreement including, without limitation, confidentiality or payment unless the party in violation has cured the violation within 30 days from receipt of written notice;

     b) Immediately, if the other party (i) terminates or suspends its business; (ii) becomes subject to any bankruptcy or insolvency proceedings under any Federal or State statute; (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver or similar authority (iv) makes a change to existing top management (Tom Sims and Christer Karstrom);

     c) Immediately, if the remaining agreements between the parties has not been agreed upon or if the formal proceedings in order for Qtek to issue the shares representing 49 % of the equity has not been finalized by January 30, 2000. Termination according to this paragraph shall not give raise for any claim or damage between the parties, nor any future use of the licensed rights by Qtek.

Rights Following Termination
----------------------------

Upon termination of this Agreement hereunder, each party shall have the right to take possession of technology, equipment or software purchased or owned by the respective party and shall be obligated for any outstanding payments due. However, if the termination is not caused by Qtek, Qtek may continue to use the licenses with no restrictions.

Right to Audit
--------------

Upon Quintek s request and prior written notice, Qtek shall make its pertinent records available for examination by professional auditors at the sole cost and expense of Quintek, at the business premises of Qtek during ordinary business hours for the purpose of verifying financial information. In addition to this right to audit, Quintek shall have the right to audit in its capacity of shareholder in Qtek in accordance with the laws of Sweden.

Title to Technology and Confidentiality
---------------------------------------

Qtek acknowledges that the 4300 technology, future enhancements to the 4300 technology, and/or related products developed by Quintek are proprietary to Quintek and title thereto remains at Quintek. Qtek agrees to; (i) insure that the 4300 technology is not disclosed to any person, and (ii) not to remove any copyright, trade secret or other property protection notices from the 4300 technology.

Qtek will advise Quintek in writing of any misappropriation or misuse by any person of any of Quintek s Confidential Information of which Qtek may become aware. For purpose of this paragraph, Confidential Information means any information, technical data, or know-how, including, but not limited to, Quintek s research, products, software, services, development, designs inventions, processes, drawings or inspection of parts or equipment. Confidential Information does not include information, technical data or know-how which; (i) before or after it has been disclosed to Qtek, is part of the public knowledge or literature, not as a result of any action or inaction of Qtek, or (ii) is approved for release by written authorization of Quintek.

All applicable rights to patents, copyrights, trademarks and trade secrets in the 4300 Technology and Quintek Confidential Information are and shall remain with Quintek. Qtek shall not sell, transfer, publish, disclose, display or otherwise make available the 4300 Technology or Confidential Information to others. Qtek agrees to secure and protect the 4300 Technology and Confidential Information in a manner consistent with the maintenance of Quintek s rights therein and to take appropriate action by instruction or agreement with its employees or consultants or permitted sublicensees who are permitted access to the 4300 Technology to satisfy its obligations hereunder. Violation of any provision of this paragraph shall be the basis for immediate termination of this Agreement. The obligations of Qtek specified in this Section shall survive the termination of this Agreement.

Remedy to Qtek
--------------

In order to fulfill both parties interest in this agreement Qtek has involved local consultants. This has been for the benefit of both parties. Quintek and Qtek will equally share the cost of these consultants, with the cost to Quintek not to exceed $10,000.

Notices
-------

Any important notice in respect of this Agreement from one party to the other party shall be sent to following address:

To Qtek:     Qtek Aperture Card AB
             Christer Karstrom
             Kyrkogardsgatan 38
             69133 Karlskoga, Sweden

To Quintek:  Quintek Technologies, Inc.
             Thomas W. Sims
             537 Constitution Ave., Suite B
             Camarillo, California 93012

Miscellaneous
-------------

This Agreement may not be assigned by either party without the prior written consent of the other party.

This Agreement shall be governed by and interpreted in accordance with the laws of Sweden.

The duly authorized officers of each party have signed this Agreement.


Qtek Aperture Card AB

____________________________________
By: Christer Karstrom, Chairman


Quintek Technologies, Inc. A California Corporation

___________________________________
By: Thomas W. Sims, President & CEO